Exhibit 99.1

EXECUTION

(Subscription, Distribution and Information Agent)

SUBSCRIPTION, DISTRIBUTION AND INFORMATION AGENT AGREEMENT

This Subscription, Distribution and Information Agent Agreement (the “Agreement”) is made as of  this 13th day of October, 2009 between Enterprise Bancorp, Inc., a Massachusetts corporation (the “Company”), Computershare, Inc., a Delaware corporation and its fully owned subsidiary, Computershare Trust Company, N.A., a national banking association (collectively, the “Agent” or individually “Computershare” and the “Trust Company”, respectively).  All terms not defined herein shall have the meaning given in the prospectus and related prospectus supplement (together, the “Prospectus”) included in the Registration Statement on Form S-3, File No. 333-161828, filed by the Company with the Securities and Exchange Commission on September 10, 2009, as amended by any amendment filed with respect thereto (the “Registration Statement”).

WHEREAS, the Company proposes to make (i) a subscription rights offering (the “Rights Offering”) by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the “Subscription Certificates”) to shareholders of record (the “Shareholders”) of its Common Stock, par value $0.01 per share (“Common Stock”), as of a record date specified by the Company (the “Record Date”), pursuant to which each Shareholder will have certain rights (the “Rights”) to subscribe for shares of Common Stock, and (ii) a supplemental subscription offering to prospective new investors (the “Supplemental Offering”), each as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company in connection with the Rights Offering and the Supplemental Offering (together, the “Offerings”), and the Agent is willing to so act, in connection with the Offerings, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.                                      Appointment.

The Company hereby appoints the Agent to act as subscription, distribution and information  agent in connection with the Offerings in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.                                      Form and Execution of Subscription Certificates.

A.  Each Subscription Certificate shall be irrevocable and non-transferable.  The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a “Shareholder” hereunder for purposes of determining the rights of holders of Subscription Certificates).  Each Subscription Certificate shall, subject to the provisions thereof, entitle the Shareholder in whose name it is recorded to the following:

(1)  With respect to Record Date Shareholders only, the right to acquire during the Subscription Period, as defined in the Prospectus, at the per share Subscription Price, as defined in the Prospectus, a number of shares of Common Stock equal to a fraction of a share of Common Stock for every one Right as described further in the Prospectus (the “Primary Subscription Right”); and

(2)  With respect to Record Date Shareholders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Shareholders who exercise Over-Subscription Rights on the basis and in accordance with the conditions and limitations specified in the Prospectus; provided, however, that such Record Date Shareholder has exercised all Primary Subscription Rights issued to him or her (the “Over-Subscription Privilege”).

3.                                      Rights and Issuance of Subscription Certificates.

A.  Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

B.  Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Company’s Common Stock calculated on the basis of one Right for each one share of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date.  The number of shares of Common Stock that may be issued upon the full exercise of the Rights that are issued to each Record Date Shareholder will be rounded down, by the Agent, to the nearest whole number of shares as fractional shares will not be issued in the Rights Offering.  Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent.  Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia).  Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses.  No Subscription Certificate shall be valid for any purpose unless so executed.

C.  The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates, to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) (“Foreign Record Date Shareholders”).  The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders’ accounts until instructions are received to exercise the Rights.

D.  The Agent will perform its duties as subscription, distribution and information agent in accordance with the terms and provisions of the Fee and Service Schedule attached hereto as Exhibit A. In the event of any conflicts between the provisions of this Agreement and of such Fee and Service Schedule, the provisions of this Agreement shall govern.

4.                                      Exercise of Rights in the Rights Offering.

A.  Record Date Shareholders may acquire shares of Common Stock on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the required purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by money order or by check or bank draft drawn on a bank in the United States, in each case payable to the order of the Trust Company acting as subscription agent for the Company.  The Agent may also accept other forms of payment, including wire transfer of immediately available funds, if and to the extent approved in advance by the Company.

B.  Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the “Rights Offering Expiration Date”).  For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

C.  Notwithstanding the provisions of Section 4 (A) and 4 (B) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Rights Offering Expiration Date, if prior to such time the Agent receives payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege and a Notice of Guaranteed Delivery properly completed and delivered to the Agent in accordance with the requirements described in the Prospectus guaranteeing delivery of  a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and any Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate by the Agent within three Business Days (as defined below) after the Rights Offering Expiration Date.  For the purposes of this Agreement, “Business Day” shall mean any day on which trading is conducted on the New York Stock Exchange.

D.  Computershare will not issue or deliver certificates or statements of holding for shares subscribed for in the Rights Offering until payment in full therefor has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.  If a Shareholder does not make timely payment of the full amount due upon such Shareholder’s exercise of the Rights held thereby, Computershare will consult with the Company in accordance with Section 5 below as to the appropriate action to be taken.

E.  Any excess payment to be refunded by the Company to a Shareholder in the Rights Offering will be mailed by Computershare as soon as practicable following the Rights Offering Expiration Date and in any event within ten Business Days after the Rights Offering Expiration Date.

5.                                      Validity of Subscriptions in the Rights Offering.

Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions.  Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6.                                      Over-Subscription in the Rights Offering.

If, after allocation of shares of Common Stock to Record Date Shareholders, there remain unexercised Rights, then the Agent shall, subject to prior consultation with and approval by the Company, allot the shares issuable upon exercise of such unexercised Rights (the “Remaining Shares”) to Shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable.  Subject to the prior approval of the Company, shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions.  If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares or greater than such other number of shares as the Company in its sole discretion may choose to make available for purchase pursuant to the Over-Subscription Privilege, as disclosed in the Prospectus, the Agent shall allocate the Remaining Shares or such other number of shares to Record Date Shareholders exercising Over-Subscription Privilege based on the number of shares of Common Stock owned by them on the Record Date or on such other basis as the Agent may be instructed by an appropriate officer of the Company.  Subject to prior consultation with and approval by the Company, any remaining shares to be issued shall be allocated to new investors in the Supplemental Offering based on the number of shares subscribed for in the Supplemental Offering by such new investors and in accordance with instructions to be provided to the Agent by an appropriate officer of the Company.  The percentage of Remaining Shares, or such other number of shares that the Company may determine will be made available for purchase pursuant to the Over-Subscription Privilege, each over-subscribing Record Date Shareholder may acquire will be rounded up or down to result in delivery of whole shares of Common Stock.  Notwithstanding any provision to the contrary contained herein, the Agent acknowledges and agrees that any allocation of shares to any Record Date Shareholder pursuant to the Over-Subscription Privilege is subject to the sole discretion of the Company.

6A.                             Supplemental Offering.

A.  The Company will undertake the Supplemental Offering concurrently with the Rights Offering in accordance with the terms and conditions disclosed in the Prospectus.  The Supplemental Offering will commence on the same date as the Rights Offering and will conclude on or about one week after the Rights Offering Expiration Date, subject to extension in the sole discretion of the Company.  The Company will provide notice to the Agent of the date on which the Supplemental Offering is concluded (the “Supplemental Offering Expiration Date”).

B.  Subject to the sole discretion of the Company, a person who is not a shareholder of the Company as of the Record Date may subscribe to purchase shares of Common Stock in the Supplemental Offering by delivery to the Agent as specified in the Prospectus of (i) the form of subscription agreement required by the Company (the “Subscription Agreement”), duly executed by such person in accordance with and as provided by the terms and conditions of the Subscription Agreement, together with (ii) the required purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for in the Subscription Agreement, in U.S. dollars by money order or by check or bank draft drawn on a bank in the United States, in each case payable to the order of the Trust Company acting as subscription agent for the Company.  The Agent may also accept other forms of payment, including wire transfer of immediately available funds, if and to the extent approved in advance by the Company.

C.  Subscriptions in the Supplemental Offering must be properly delivered to the Agent by no later than 5:00 P.M. New York time on the Supplemental Offering Expiration Date.  For the purpose of determining the time of delivery of any materials to the Agent in the Supplemental Offering, such delivery shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.  Computershare will not issue or deliver certificates or statements of holding for shares subscribed for in the Supplemental Offering until payment in full therefor has been received.  If a participant in the Supplemental Offering does not make timely payment of the full amount due in connection with such participant’s subscription, Computershare will consult with the Company in accordance with the following sentence as to the appropriate action to be taken.  Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions.  Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

D.  If the Company has determined in its sole discretion to issue any shares of Common Stock in the Supplemental Offering, then the Agent shall, subject to prior consultation with and approval by the Company, allot the shares issuable in the Supplemental Offering to those persons who have properly delivered subscriptions to the Agent in the Supplemental Offering.  Subject to the prior approval of the Company, shares subscribed for in the Supplemental Offering will be allocated in the amounts of such subscriptions.  If the number of shares for which subscriptions in the Supplemental Offering have been properly delivered to the Agent is greater than the number of shares that the Company in its sole discretion chooses to make available for purchase pursuant to the Supplemental Offering, then the Agent shall allocate such number of shares in accordance with instructions to be provided to it by an appropriate officer of the Company.

E.  Any excess payment to be refunded by the Company to a participant in the Supplemental Offering will be mailed by Computershare as soon as practicable following the Supplemental Offering Expiration Date and in any event within ten Business Days after the Supplemental Offering Expiration Date.

7.                                      Delivery of Shares.

A.  The Company shall provide one or more opinions of counsel prior to the Rights Offering Expiration Date and the Supplemental Offering Expiration Date to set up a reserve of new shares of Common Stock which will be issued in the Offerings.  The opinion shall state that all shares are:

(1)  registered under the Securities Act of 1933, as amended, and all required State securities law filings have been made with respect to the shares; and

(2)  validly issued, fully paid and non-assesable

B.  The Agent will deliver certificates evidencing shares of Common Stock or statements of holding reflecting new shares of Common Stock in the Direct Registration System, representing those shares of Common Stock purchased pursuant to the Offerings as soon as practicable after the Rights Offering Expiration Date and the Supplemental Offering Expiration Date, respectively, taking into account the time necessary for any and all allocations required in connection with the Offerings.

8.                                      Holding Proceeds of the Offerings.

A.  All proceeds received by Computershare from Shareholders in respect of the exercise of Rights in the Rights Offering and from prospective new investors in respect of the delivery of subscriptions in the Supplemental Offering shall be held by Computershare, on behalf of the Company, in a segregated account (the “Account”).  No interest shall accrue to the Company or to either shareholders in the Rights Offering or participants in the Supplemental Offering on funds held in the Account pending disbursement in the manner described in Sections 4(E) and 6A(E) above.

B.  Computershare shall deliver all proceeds received in respect of the Rights Offering and the Supplemental Offering to the Company as promptly as practicable, but in no event later than ten Business Days after the Rights Offering Expiration Date or the Supplemental Offering Expiration Date as applicable.

C.  The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

9.                                      Reports.

Daily, during the respective periods of the Rights Offering and the Supplemental Offering, until the conclusion or earlier termination of each of the Offerings, the Agent will report by telephone or telecopier, confirmed by letter, to an appropriate officer of the Company, data on each of the Offerings, as applicable, regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day’s report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10.                               Loss or Mutilation.

If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11.                               Compensation for Services.

The Company agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee and Service Schedule to act as Agent attached hereto as Exhibit A.  The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such; provided, however, that the Agent shall not incur any such reimbursable expenses greater than $5,000 in the aggregate, without the Company’s prior approval.

12.                               Instructions, Indemnification and Limitation of Liability.

The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

A.  The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto.  Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent’s control.

B.  The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement (including the Fee and Service Schedule attached hereto as Exhibit A) or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.

Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Agent shall, if a claim for indemnification in respect thereof is to be made by the Agent against the Company, notify the Company thereof in writing.   The Company shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 12, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, which consent shall not be unreasonably withheld, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

C.  The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which  Agent is not entitled to indemnification under this Agreement; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection  with  this  Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Company to Agent as fees and charges, but not including reimbursable expenses; provided, however, that such limitation of liability shall not apply under any circumstances in which the Agent’s action or failure to act constitutes gross negligence, bad faith or willful misconduct.

13.                               Changes in Subscription Certificate.

The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the  Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

14.                               Assignment/Delegation.

A.  Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

B.  The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

C.  Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.

15.                               Governing Law.

The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.

16.                               Third Party Beneficiaries.

This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

17.                               Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.  Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

18.                               Consequential Damages.

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19.                               Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the valididty, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.                               Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

21.                               Captions.

The captions and descriptive headings herein are for the convenience of the parties only.  They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22.                               Confidentiality.

The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or as otherwise disclosed in the Prospectus or the Registration Statement.

23.                               Term and Termination.

This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the later of the Rights Offering Expiration Date or the Supplemental Offering Expiration Date or (b) the date on which this Agreement is terminated by either the Company or the Agent upon a material breach of this Agreement by the other party which remains uncured for 30 days after written notice of such breach has been provided to the breaching party.  Upon termination of this Agreement, the Agent shall retain all canceled Subscription Certificates and any other documentation related to the Offerings as required by applicable law.

24.                               Notices.

Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Exchange Agent and the  Company required or permitted  hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery,addressed as follows:

If to the Company, to:

Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, MA 01852
Attn:	James A. Marcotte
EVP, CFO and Treasurer

If to the Agent, to:

Computershare Trust Company, N.A.
c/o Computershare, Inc.
250 Royall Street
Canton, MA 02021
Attn:	Reorganization Department

25.                               Survival.

The provisions of Paragraphs 12, 15, 17-19, 22, and 24-26 shall survive any termination, for any reason, of this Agreement.

26.                               Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respet to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, NA.		ENTERPRISE BANCORP, INC.

By:	/s/Neda Sheridan	By:	/s/ James A. Marcotte

Date:	10/13/09	Date:	10/13/09

Title:	Vice President	Title:	EVP/ CFO/Treasurer

COMPUTERSHARE, INC.

By:	/s/ Neda Sheridan

Date:	10/13/09

Title:	Vice President